Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) for the registration of 3,189,249 shares of its common stock, and to the incorporation by reference therein of our report dated July 30, 2014, with respect to the statement of revenues and certain expenses of the nine-property industrial portfolio (“the Portfolio”) included in the Current Report (Form 8-K/A) dated June 27, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 5, 2014